Exhibit 99.1


         Advancis Pharmaceutical Reports Second Quarter 2004 Results

   Company Completes Amoxicillin PULSYS Agreement with Par Pharmaceutical; Acquisition of Keflex Brand Will Result in Company's First Product Sales;
   Generic Clarithromycin XL Product ANDA Filing Expected in Fourth Quarter

    GERMANTOWN, Md., July 29 /PRNewswire-FirstCall/ -- Advancis Pharmaceutical Corporation (Nasdaq: AVNC), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced financial and operational results for the quarter ended June 30, 2004.
    Advancis reported second quarter 2004 revenue of $0.9 million, resulting from amortization of payments under the Company's agreements with GlaxoSmithKline (GSK) and Par Pharmaceutical, Inc. (Par) and from reimbursed development costs under the Company's Amoxicillin PULSYS collaboration with Par.
    Advancis reported research and development (R&D) expenses in the second quarter of $6.4 million, compared to first quarter 2004 R&D expenses of $7.9 million and second quarter 2003 R&D expenses of $3.0 million. Total operating expenses for the second quarter of 2004 were $9.5 million, down from $11.1 million in the first quarter and up from $4.2 million in the second quarter of last year.
    Net loss applicable to common stockholders was $8.5 million for the second quarter, compared to a net loss of $10.6 million in the first quarter of 2004 and a net loss of $4.3 million in the second quarter of 2003. Net loss per share during the second quarter of 2004 was ($0.37), down from a net loss of ($0.47) in the prior quarter, and down from a net loss of ($4.02) per share in the comparable quarter of last year. As of June 30, 2004, cash, cash equivalents and marketable securities totaled $41.2 million.
    "We are very pleased with the momentum gained through the second quarter," commented Edward M. Rudnic, Ph.D., chairman, president and CEO of Advancis. "We are excited about the progress of our Amoxicillin PULSYS product, for which we plan to initiate our first pivotal trial later this year, and with our other antibiotic product candidates which are moving through preclinical and Phase I/II trials. With the acquisition of the Keflex brand during the quarter, we have taken our first step toward developing our sales and marketing functions, and are selling the first of what could be multiple Advancis-branded antibiotic products to come," Dr. Rudnic added.

    OPERATIONAL HIGHLIGHTS
    Acquisition of Keflex(R) (cephalexin capsules, USP)
    Advancis announced it acquired the U.S. rights to manufacture, market and sell the Keflex brand of cephalexin from Eli Lilly and Company in the second quarter for $11 million. Cephalexin is the third most prescribed outpatient antibiotic in the United States, with total branded and generic prescriptions of more than 24 million and sales of $140 million in 2003. Under the terms of the agreement, Advancis has the exclusive rights to manufacture, market and sell Keflex in the United States. In addition, Advancis expects to begin development of a once-a-day cephalexin utilizing Advancis' proprietary PULSYS(TM) technology. Cephalexin is currently dosed two to four times daily for a period of seven to fourteen days.
    With the acquisition of Keflex, Advancis now has under development PULSYS versions of three of the top five most-prescribed antibiotics in the United States, accounting for a total of more than 100 million prescriptions in 2003. Additional top-prescribed Advancis antibiotic product candidates include amoxicillin, with more than 60 million prescriptions, and amoxicillin/clavulanate, which generated approximately 24 million prescriptions in 2003. Keflex is the most-recognized brand of cephalexin in the United States with more than 60% of cephalexin prescriptions written as "Keflex." Branded sales of Keflex in 2003 were approximately $4 million. Keflex is most commonly prescribed for skin and skin structure infections.

    PULSYS Product Pipeline
    Amoxicillin PULSYS, Advancis' most advanced pulsatile product, is being developed for the treatment of adolescents and adults with pharyngitis and the treatment of children with pharyngitis and acute otitis media. Amoxicillin PULSYS, if successfully developed, is intended to increase patient convenience and improve compliance by providing a once-a-day, lower-dose alternative with a shorter duration of therapy than currently approved amoxicillin and penicillin therapies.
    Advancis expects to conduct a pre-Phase III meeting with the Food and Drug Administration (FDA) to discuss the adolescent /adult pharyngitis program and anticipates that the meeting will occur in September 2004. The meeting is designed to gain agreement on the development program required to support approval of Amoxicillin PULSYS for the treatment of adolescents and adults with pharyngitis. Advancis plans to initiate a pivotal study in adolescents and adults with pharyngitis in the fourth quarter of 2004. This trial is anticipated to include approximately 250 patients in each of three arms in a non-inferiority study design. The pivotal Phase III study is designed to statistically prove Advancis' once-daily, lower dosage, shorter duration Amoxicillin PULSYS therapy is not inferior to penicillin dosed four times daily. Additional pivotal trials for pediatric indications of Amoxicillin PULSYS are anticipated following the adolescent/adult study.

    Collaborations with Par Pharmaceutical (Par)
    During the quarter, Advancis finalized an agreement with Par, a division of Par Pharmaceutical Companies, Inc., as its strategic partner to develop and commercialize Amoxicillin PULSYS. Advancis received a payment of $5.0 million and a commitment from Par to fund all further anticipated development expenses in exchange for granting Par the exclusive right to sell Amoxicillin PULSYS and the co-exclusive right to market the product. The two parties intend to jointly fund and run the marketing and sales program for Amoxicillin PULSYS and to share operating profits from product sales on an equal basis. This agreement marks the Company's second collaboration with Par.
    Advancis' first agreement with Par relates to Advancis' licensing of the distribution and marketing rights to its generic formulation of Abbott's Biaxin XL (extended release clarithromycin). As reported last quarter, the Company adjusted its formulation of the product, designed to modify the release profile to more closely correspond to Biaxin XL and meet the standard for bioequivalence. Advancis has developed two revised formulations of its generic product to be dosed in both "fed" and "fasted" bioequivalence studies expected to begin in August 2004. The Company expects to report preliminary results before the end of the third quarter 2004.
    Advancis has broadened its strategy for bulk drug and manufacturing sourcing to improve the commercial viability of this product when launched. The Company anticipates subsequently filing an abbreviated new drug application (ANDA) for this product in the fourth quarter of 2004 following the completion of the required product stability testing period. The generic product is expected to be launched shortly following the relevant patent expiration in the second half of 2005. However, the Company can provide no assurance that any generic product will be launched in such time frame, or at all.

    FINANCIAL DETAILS

    * Total revenue was $0.9 million in the second quarter of 2004, resulting from the amortization of upfront payments through the Company's collaborations with GSK on amoxicillin/clavulanate and Par on Amoxicillin PULSYS. Advancis revenue totaled $0.3 million in the prior quarter and totaled $1.2 million for the first half of 2004. The Company generated no revenue prior to the third quarter of 2003.

    * Operating expenses. Second quarter research and development expenses, primarily consisting of salaries, stock-based compensation, and related expenses for personnel and capital resources used in the Company's clinical trials and research initiatives, were $6.4 million, down from $7.9 million in the previous quarter, and up from $3.0 million in the second quarter of 2003. General and administrative expenses totaled $3.1 million in the second quarter, compared to $3.2 million in the first quarter of 2004, and $1.1 million in the second quarter of 2003. Lower sequential operating expenses in the second quarter resulted mainly from fewer clinical trials being conducted during the quarter.

    * Net loss for the second quarter of 2004 was $8.5 million. This compares to a net loss of $10.6 million in the first quarter of 2004, and $4.2 million in the second quarter of 2003. For the first six months of 2004, net loss was $19.1 million, up from a net loss of $7.5 million in the first half of 2003.

    * Net loss per share applicable to common stockholders for the second quarter of 2004 was ($0.37), down from a loss per common share of ($0.47) in the prior quarter and ($4.02) in the second quarter of 2003. Sequential net loss per share differences were primarily due to decreased operating expenses in the second quarter, while year-over-year differences were due to increased losses that were offset by increases in the number of shares outstanding resulting from the Company's initial public offering of common stock in the fourth quarter of 2003. Per share figures were computed on the basis of an average of 22.7 million shares outstanding in the second quarter of 2004, 22.7 million shares outstanding in the first quarter of 2004, and 1.1 million shares outstanding in the second quarter of 2003.

    * Cash and marketable securities decreased by $15.6 million during the second quarter. Changes were composed of $11.2 million for the acquisition of Keflex, $8.6 million of operating losses, $0.9 million for fixed asset additions, and $0.4 for loan repayments; offset by $4.9 million in deferred revenue from the Par payment and $0.6 million from working capital changes and other items. Following the quarter-end, the Company received a $4.5 million payment under its Amoxicillin PULSYS agreement with Par.

    * The Balance Sheet at the end of the second quarter reflected $41.2 million of cash, cash equivalents and marketable securities, compared to $56.8 million as of March 31, 2004, and $0.2 million as of June 30, 2003.


    FINANCIAL GUIDANCE
    Full Year 2004 financial results are expected to show total cash used from the Company's operations, excluding the Keflex acquisition, to be less than $5 million, consistent with prior expectations. Revenue and cash flow projections for the year assume the receipt of an additional milestone payment from GSK under the Company's licensing agreement, a successful filing of an ANDA for the generic clarithromycin product and receipt of the related milestone payment, additional R&D reimbursement payments under the Par Amoxicillin PULSYS agreement, and the receipt of upfront payments under a collaborative agreement to be entered into involving an additional PULSYS product. As a result of GAAP accounting treatment of revenue for the Par Amoxicillin PULSYS agreement structure, the Company will not immediately recognize as revenue the full amount of the cash received. The Company expects to record approximately one-half of reimbursed R&D expenses as revenue, with the balance to be recognized at the time of product commercialization. As a result, revenue expectations for the year are reduced from prior Company projections, while operating cash flow forecasts for the year remain unchanged.
    Total revenue for the year is now expected to be between $15 million and $20 million, with a net loss of between $35 million and $40 million, or approximately $1.50 to $1.75 per diluted common share. Non-cash charges for 2004, consisting primarily of stock-based compensation expenses and depreciation and amortization, are expected to be approximately $10 million. License payments during 2004, which are expected to be amortized over the relevant development period, are expected to total approximately $20 million. Reimbursed R&D payments received but not recognized as revenue during the year are expected to be approximately $5 million.

    CONFERENCE CALL
    The Company has scheduled a conference call for today, Thursday, July 29, 2004 at 10:30 AM ET. During the call, Dr. Edward Rudnic, chairman, president and CEO, and Steve Shallcross, senior vice president and CFO, will discuss quarterly results and other corporate activities. Investors can call 1-800-813-8504 (domestic) and 1-706-643-7752 (international) prior to the 10:30 AM start time and ask for the Advancis Pharmaceutical conference call hosted by Dr. Rudnic. A replay of the call will be available on July 29, 2004 beginning at 12:30 PM ET and will be accessible until Thursday, August 5, 2004 at 5:00 PM ET. The replay call-in number is 1-800-642-1687 for domestic callers and 1-706-645-9291 for international callers. The access number is 8913041. The conference call will also be broadcast simultaneously on the Company's website, http://www.advancispharm.com. Investors should click on the Investor Relations tab and are advised to go to the website at least 15 minutes early to register, download, and install any necessary audio software. The call will also be archived on the Advancis website.

    About Advancis Pharmaceutical Corporation:
    Advancis Pharmaceutical Corporation (Nasdaq: AVNC) is a pharmaceutical company focused on the development and commercialization of pulsatile drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing a broad portfolio of anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in front-loaded staccato bursts, or "pulses," are killed more efficiently and effectively than those under standard treatment regimens. Based on this finding, Advancis has developed a proprietary, once-a-day pulsatile delivery technology called PULSYS(TM). By examining the resistance patterns of bacteria and applying its delivery technologies, Advancis has the potential to redefine infectious disease therapy and significantly improve drug efficacy, shorten length of therapy, and reduce drug resistance versus currently available antibacterial products. For more on Advancis, please visit http://www.advancispharm.com.

    About Keflex:
    Keflex(R) (cephalexin capsules, USP) is a first-generation cephalosporin antibiotic shown to be active against strains of both gram-positive and gram-negative aerobes in vitro and in clinical infections. Keflex is indicated for treatment of the following infections: respiratory tract infections, otitis media, skin and skin structure infections, bone infections, and genitourinary tract infections. More information on Keflex and prescribing information are available at http://www.advancispharm.com/products/keflex.

    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based on Advancis' current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements about the Company's product development and commercialization schedule and its expected milestone payments; expectations regarding development and commercialization of the Company's generic clarithromycin and other products, Dr. Rudnic's comments and expectations concerning the Company; the Company's initiatives to develop improved antibiotics; the Company's collaborative agreements; the Company's existing and anticipated agreements with Par; and all of the financial forecasts and projections for the full year of 2004 included under the Financial Guidance section of this announcement.

    The actual results realized by Advancis could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company's financial results and the ability of the Company to (1) reach profitability, (2) prove that the preliminary findings for its product candidates are valid, (3) receive required regulatory approvals, (4) successfully conduct clinical trials in a timely manner, (5) establish its competitive position for its products, (6) develop and commercialize products that are superior to existing or newly developed competitor products, (7) develop products without any defects, (8) have sufficient capital resources to fund its operations, (9) protect its intellectual property rights and patents, (10) implement its sales and marketing strategy, (11) successfully attract and retain collaborative partners, and (12) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. Advancis undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.



                        ADVANCIS PHARMACEUTICAL CORPORATION

                              STATEMENTS OF OPERATIONS
                                    (Unaudited)

                       Three Months Ended June 30,   Six Months Ended June 30,
                             2004         2003          2004         2003

       Revenue:
        Contract revenue    $451,389         $-        $763,889         $-
        Reimbursement of
         development
         costs               403,065          -         403,065          -
           Total revenue     854,454          -       1,166,954          -

       Cost and
        expenses:
        Research and
         development       6,415,037    3,033,898    14,304,860    5,537,966
        General and
         administrative    3,086,198    1,120,028     6,319,801    1,853,342
           Total
            expenses       9,501,235    4,153,926    20,624,661    7,391,308

       Loss from
        operations        (8,646,781)  (4,153,926)  (19,457,707)  (7,391,308)

       Interest income       195,270       16,811       409,687       35,451
       Interest expense      (38,641)     (99,164)      (62,932)    (133,606)

       Net loss           (8,490,152)  (4,236,279)  (19,110,952)  (7,489,463)

       Accretion of
        issuance costs
        of mandatorily
        redeemable
        convertible
        preferred stock          -        (18,783)          -        (37,361)

       Net loss
        applicable to
        common
        stockholders     $(8,490,152) $(4,255,062) $(19,110,952) $(7,526,824)


       Basic and diluted
        net loss per
        share applicable
        to common
        stockholders          $(0.37)      $(4.02)       $(0.84)      $(7.37)

       Shares used in
        calculation of
        basic and
        diluted net loss
        per share         22,685,258    1,059,571    22,675,743    1,021,418



                       ADVANCIS PHARMACEUTICAL CORPORATION

                                 BALANCE SHEETS
                                   (Unaudited)

                                             June 30, 2004   December 31, 2003

    ASSETS
      Current assets:
        Cash and cash equivalents              $8,722,267        $37,450,490
        Marketable securities                  32,517,430         27,636,632
        Accounts receivable                       806,130          3,000,000
        Prepaid expenses and other
         current assets                         1,009,360          1,127,464
          Total current assets                 43,055,187         69,214,586

      Property and equipment, net              14,603,851         12,512,792
      Restricted cash                           1,787,705          1,776,569
      Deposits                                    398,930            477,396
      Notes receivable                            121,500            121,500
      Intangible assets, net                   11,271,517             72,000
          Total assets                        $71,238,690        $84,174,843


    LIABILITIES AND STOCKHOLDERS'
     EQUITY
      Current liabilities:
        Accounts payable                       $1,567,329         $2,683,713
        Accrued expenses                        3,599,691          3,757,863
        Lines of credit - current
         portion                                  967,946            953,984
        Deferred contract revenue               2,916,667          1,250,000
          Total current liabilities             9,051,633          8,645,560

      Lines of credit - noncurrent
       portion                                  1,598,885          1,411,604
      Note payable                                 75,000             75,000
      Deferred contract revenue                 6,097,509          3,125,000
      Deferred rent and credit on lease
       concession                                 822,099            767,759
          Total liabilities                    17,645,126         14,024,923


      Stockholders' equity:
        Preferred stock, undesignated                 -                  -
        Common stock, par value                   226,880            226,394
        Capital in excess of par value        120,711,440        120,141,450
        Deferred stock-based
         compensation                          (4,017,629)        (6,126,286)
        Accumulated deficit                   (63,212,970)       (44,102,018)
        Accumulated other comprehensive
         income (loss)                           (114,157)            10,380
          Total stockholders' equity           53,593,564         70,149,920

          Total liabilities and
           stockholders' equity               $71,238,690        $84,174,843



                       ADVANCIS PHARMACEUTICAL CORPORATION

                             STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                   Six Months Ended June 30,
                                                    2004               2003

    Cash flows from operating activities:
     Net loss                                  $(19,110,952)      $(7,489,463)
     Adjustments to reconcile net income
      to net cash used in operating
      activities:
       Depreciation and amortization                805,317           274,661
       Stock-based compensation                   2,649,371           799,875
       Deferred rent and credit on lease
        concession                                  (32,738)          (20,751)
       Interest accrued on convertible
        notes                                             -            91,389
       Amortization of premium on
        marketable securities                       844,184                 -
       Changes in:
        Accounts receivable                       2,193,870                 -
        Prepaids and other current assets           118,104          (162,595)
        Deposits other than on property
         and equipment                                    -            (2,720)
        Accounts payable                         (1,116,383)          834,366
        Accrued expenses                            940,694         2,229,656
        Deferred contract revenue                 4,639,176                 -
           Net cash used in operating
            activities                           (8,069,357)       (3,445,582)

    Cash flows from investing activities:
     Purchase of Keflex intangible assets       (11,205,517)                -
     Purchase of marketable securities          (19,051,683)                -
     Sale of marketable securities               13,202,164                 -
     Purchases of property and equipment         (3,590,131)       (4,794,655)
     Deposits on property and equipment            (296,510)       (1,101,253)
     Restricted cash                                (11,136)                -
     Landlord lease concession                       87,079           830,010
           Net cash (used in) provided by
            investing activities                (20,865,734)       (5,065,898)

    Cash flows from financing activities:
     Proceeds from lines of credit                  807,249                 -
     Payments on lines of credit                   (606,006)         (305,505)
     Proceeds from convertible notes
      payable                                             -         5,000,000
     Proceeds from exercise of common
      stock options                                   5,625             1,656
           Net cash provided by financing
            activities                              206,868         4,696,151

    Net increase (decrease) in cash and
     cash equivalents                           (28,728,223)       (3,815,329)

    Cash and cash equivalents, beginning
     of period                                   37,450,490         4,059,911

    Cash and cash equivalents, end of
     period                                      $8,722,267          $244,582

SOURCE  Advancis Pharmaceutical Corporation
    -0-                             07/29/2004
    /CONTACT: Steve Shallcross, Senior Vice President & CFO, +1-301-944-6590, sshallcross@advancispharm.com, or Bob Bannon, Director, Investor Relations, +1-301-944-6710, rbannon@advancispharm.com, both of Advancis Pharmaceutical Corp./
    /Web site:  http://www.advancispharm.com /
    (AVNC)

CO:  Advancis Pharmaceutical Corporation
ST:  Maryland
IN:  MTC BIO
SU:  ERN ERP CCA